Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Fifth Third Bancorp and subsidiaries (the “Bancorp”) of our reports dated February 24, 2017, relating to the consolidated financial statements of the Bancorp, and the effectiveness of the Bancorp’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Bancorp for the year ended December 31, 2016:

Form S-8	Form S-3
No. 33-34075	No. 33-54134
No. 33-55553	No. 333-165689
No. 333-52182	No. 333-187546
No. 333-52188	No. 333-210429
No. 333-58249
No. 333-58618
No. 333-63518
No. 333-72910
No. 333-108996
No. 333-114001
No. 333-116535
No. 333-119280
No. 333-123493
No. 333-147192
No. 333-147533
No. 333-157687
No. 333-158742
No. 333-175258
No. 333-197320
No. 333-214542
No. 333-214543
No. 333-215865

Cincinnati, Ohio

February 24, 2017